Exhibit (a)(37)
November 8, 2010
Dear Colleague:
The considerable interest in our company over the last several months is a credit to each and every one of you. Your hard work and diligence have built PotashCorp into a highly respected and valuable business. As a member of the PotashCorp team, you are an integral part of our continuing efforts to serve our customers and create value for our shareholders and communities.
As you know, Canada’s Minister of Industry recently announced that he is not satisfied that BHP Billiton’s unsolicited offer for PotashCorp is likely to be of net benefit to Canada, within the meaning of the Investment Canada Act. The Minister also advised BHP Billiton (BHP) of its right to make additional representations and submit any undertakings under the Investment Canada Act within 30 days of his announcement. The Minister’s announcement does nothing to change our view that the BHP $130 per share offer is wholly inadequate, and the PotashCorp Board of Directors recommends that shareholders reject BHP’s unsolicited offer and not tender their shares into the offer.
As a company, our goal has always been clear — to play a key role in meeting the world’s growing demand for food while building value for all our stakeholders. Achieving this goal requires that we operate with a long-term view, and as a responsible steward of the resources that we have been entrusted to develop. For more than 21 years as a public company, we have carefully managed these resources and sought to earn the trust and respect of our communities and other stakeholders. The recent outpouring of support from these groups affirms that we are succeeding in our mission. To say we are humbled is an understatement.
Our Pledge to Saskatchewan establishes the foundation on which we will move forward, to achieve even greater success. This includes maintaining a vital corporate headquarters in Saskatoon, our continued commitment to Canpotex, support for profit maximization strategies, development of a strong Aboriginal workforce, as well as our well-known commitments to community programs, local purchasing and potash mine expansions. But it also goes beyond Saskatchewan — it’s about supporting and investing in all of the communities in which we operate around the world.
This is our time to demonstrate how PotashCorp’s patient, long-term strategic approach will deliver significant value. In that vein, on October 28 we announced that PotashCorp achieved the second-highest third quarter earnings results in our company’s history. We believe these results provide only a glimpse of the earnings capability of our company in the years ahead.
We believe the agricultural environment and fundamentals for our company continue to strengthen, as highly supportive prices for crop commodities fuel strong demand for our potash, phosphate and nitrogen products. Given the ongoing need to improve food productivity and the significant void that must be filled after two years of reduced fertilizer applications, farmers around the world are working to replenish essential nutrients.
Looking ahead, we are confident that favorable and improving market conditions will allow PotashCorp to continue to demonstrate our true strength and intrinsic value. With centuries of world-class potash resources in Canada and strategic investments in other global potash businesses, along with complementary and leading positions in both phosphate and nitrogen, we believe PotashCorp is extremely well-positioned to help feed a growing world population.

Thank you for remaining focused on the basics of our business. Your continued dedication is what makes PotashCorp a great company. I know I can count on you to continue building PotashCorp into an even stronger and more successful global leader.
As a reminder, it is important that we continue to follow our standard procedures with regard to external inquiries. Customers should be directed to their usual contact at PotashCorp. Please continue to refer any inquiries from the media to Bill Johnson, Director, Public Affairs, at (306) 933-8849 or BJohnson@PotashCorp.com and any inquiries from investors and/or analysts to Denita Stann, Senior Director, Investor Relations, at (306) 933-8520 or Denita.Stann@PotashCorp.com.
Best regards,
/s/ Bill Doyle
Bill Doyle
President and Chief Executive Officer
Important Information
This letter is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, because they contain important information.
Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.